Exhibit 10.1

EXECUTION COPY

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”) is entered into effective as of November 18, 2013 by and between Jabil Circuit, Inc., a Delaware corporation (the “Buyer), and Silicon Graphics International Corp., a Delaware corporation (the “Seller”).  The Buyer and the Seller are referred to collectively herein as the “Parties.”

RECITALS

                A.           The Seller currently manufactures, assembles and provides testing services for all of its internet, storage and high performance computer products, repair services, and third party fulfillment services (including labor support for the Seller’s equipment installation into modular datacenter products for deployment) in its facility known as “Building One”, located at 100 Cashman Drive, Chippewa Falls, Wisconsin (the “Operations”).

B.           The Buyer desires to acquire from the Seller, and the Seller desires to sell, transfer and assign to the Buyer, certain of its assets and properties related to the Operations for the purchase price and upon the terms and subject to the conditions hereinafter set forth.

Now, therefore, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows.

           1.           Certain Definitions. For the purposes of this Agreement:

           “Acquired Assets” means all right, title and interest in and to all of the following assets: (a) the Acquired Equipment; (b) the Seller Owned Premises; (c) to the extent assignable, Permits relating to the Operations; (d) copies of all books, records and ledgers and other files, documents and correspondence and materials exclusively relating to the Operations readily available and in existence on the Closing Date; and (e) the Acquired Software Applications; provided, however, that the Acquired Assets shall not include the Excluded Assets.

           “Acquired Equipment” means each piece of equipment of the Seller set forth on Schedule I (with Schedule I also attributing book values to each such piece of equipment).

           “Acquired Software Applications” means those software applications set forth in Section 3(k) of the Seller Disclosure Schedule, including (a) the object code for such Applications; (b) the source code for such Applications; and (c) associated Intellectual Property Rights.

           “Adverse Consequences” means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages (other than, solely with respect to a breach of the representations and warranties of the Seller contained in Section 3(l), any lost profits, indirect, special or consequential damages), dues, penalties, fines, costs, amounts paid in settlements, Liabilities, obligations, Taxes, Liens, losses, expenses, and fees, including court costs and reasonable attorneys’ fees and expenses.

           “Affiliate” means a Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with the first-mentioned Person.

           “Affiliated Group” means any affiliated group within the meaning of Code §1504(a) or any similar group defined under a similar provision of state, local, or foreign law.

           “Applicable Law” means, with respect to any Person, any federal, state, local or foreign statute, law, ordinance, rule, administrative interpretation, regulation, order, writ, injunction, directive, judgment, decree or other requirement of any Governmental Authority applicable to such Person or any of its Affiliates or any of their respective properties, assets, officers, directors, employees, consultants or agents.

“Bid” means any bid, written proposal, written offer, or written quotation made by the Seller or any of it Affiliates or by a contractor team or joint venture in which the Seller or any of its Affiliates is participating, that, if accepted, would lead to a U.S. Government Contract for products Seller intended to make at Seller Owned Premises.

           “Business Day” means any day other than a Saturday, Sunday or a bank holiday in the United States.

           “COBRA” means the requirements of Part 6 of Subtitle B of Title I of ERISA and Code Sec. 4980B and of any similar state law.

           “Code” means the Internal Revenue Code of 1986, as amended.

           “Continuing Employee” means any Offered Employee who accepts an offer of employment with the Buyer and becomes an employee of the Buyer in connection with the transactions contemplated by this Agreement.

           “Employee Benefit Plan” means any “employee benefit plan” (as such term is defined in ERISA Sec. 3(3)).

           “Employee Pension Benefit Plan” has the meaning set forth in ERISA Sec. 3(2).

           “Employee Welfare Benefit Plan” has the meaning set forth in ERISA Sec. 3(1).

           “Environmental, Health, and Safety Requirements” shall mean, all federal, state, local, and foreign statutes, regulations, ordinances, and other provisions having the force or effect of law, all as amended, all judicial and administrative orders and determinations, all contractual obligations, and all common law concerning public health and safety, worker health and safety, pollution, or protection of the environment, including all those relating to (i) the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, exposure to, or cleanup of any Hazardous Materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise, odor, mold, or radiation, (ii) human health with respect to exposure to Hazardous Materials, (iii) worker health and safety with respect to exposure to Hazardous Materials or (iv) protection of natural resources.

           “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

           “ERISA Affiliate” means each entity that is treated as a single employer with the Seller for purposes of Code Sec. 414.

           “Fiduciary” has the meaning set forth in ERISA Sec. 3(21).

           “GAAP” means United States generally accepted accounting principles as in effect from time to time, consistently applied.

           “Governmental Authority” means any foreign or domestic federal, territorial, state or local governmental authority, quasi-governmental authority, instrumentality, court, government or self-regulatory organization, commission, tribunal or organization or any regulatory, administrative or other agency, or any political or other subdivision, department or branch of any of the foregoing.

“U.S. Government Contract” means any contract or agreement to which the Seller or any of its Affiliates is a party for a product that any of the Seller or its Affiliates intends to make or has made at the Seller Owned Premises, including an individual task order, delivery order, purchase order, or blanket purchase agreement, any subcontract, teaming agreement, joint venture, basic ordering agreement, pricing agreement, letter contract or other arrangement, with (i) any U.S. Governmental Authority, or (ii) any other Person where a U.S. Governmental Authority is the ultimate direct or indirect contracting party for the project or activity that is the subject of such contract or agreement (such as where products are provided directly or indirectly to a prime contractor to a U.S. Government Authority, to a higher tier subcontractor to a prime contractor to a U.S. Governmental Authority, or otherwise).

           “Hazardous Materials” shall mean: (a) any product, substance, chemical, element, compound, mixture, solution, material, or waste whose presence, nature, quantity and/or intensity of existence, use, manufacture, processing, treatment, storage, disposal, transportation, spill, release or effect, either by itself or in combination with other materials on or expected to be associated with the Operations, is prohibited, limited, regulated, monitored, or subject to reporting by any Environmental, Health, and Safety Requirement; (b) those substances within the definition of “hazardous substances,” “hazardous materials,” “hazardous waste,” “extremely hazardous substances,” “hazardous chemicals,” “toxic chemicals,” “hazardous air pollutants,” “toxic substances,” “oil and hazardous substances,” “toxic mixtures” or words of similar import contained in any Environmental, Health, and Safety Requirement, including in the regulations that are applicable to a company or an entity having business in the United States, all as amended from time to time; and (c) any material, waste or substance which comprises, in whole or in part, includes, or is a by-product of:  (i) petroleum (including crude oil or any fraction thereof which is not specifically listed or designated as a hazardous substances, and natural gas liquids, liquefied natural gas, or synthetic gas usable for fuel); (ii) asbestos; (iii) polychlorinated biphenyls; (iv) flammables or explosives; or (v) radioactive materials.

           “Improvements” means buildings, structures, fixtures, building systems and equipment, and all components thereof, including the roof, foundation, load-bearing walls, and other structural elements thereof, heating, ventilation, air conditioning, mechanical, electrical, plumbing and other building systems, environmental control, remediation and abatement systems, sewer, storm, and waste water systems, irrigation and other water distribution systems, parking facilities, fire protection, security and surveillance systems, and telecommunications, computer, wiring, and cable installations.

           “Intellectual Property Rights” mean any rights existing under U.S. patent law, copyright law, trade secret law, design rights law (whether or not the design is capable of registration), mask work and chip topography protections, and all similar proprietary rights and rights to exclude.  The term “Intellectual Property Rights” shall mean such rights as they exist as of the Closing Date.

           “Inventory” means all inventory, including raw materials, work in process and finished products held for use in the Operations.

           “Knowledge” means, as to the Seller, the knowledge of any of the Seller’s employees with primary responsibility for the applicable subject matter as of the date of this Agreement (or, with respect to any certificate delivered pursuant to this Agreement, as of the date of delivery of such certificate) subject to such Knowledge qualifier.

           “Liability” means any liability or obligation of whatever kind or nature (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

           “Lien” means any mortgage, pledge, lien, encumbrance, charge, or other security interest with respect to the Acquired Assets.

           “Material Adverse Effect” means any effect or change that would be (or would reasonably be expected to be) materially adverse to the Acquired Assets or the Operations, taken as a whole, or to the ability of the Seller to consummate timely the transactions contemplated by this Agreement, other than any effect or change that results from (a) business, economic, market or political conditions or events affecting the United States economy or world economy; (b) natural disasters or calamities; (c) changes in Applicable Laws that do not disproportionately affect the Acquired Assets or the Operations, taken as a whole, relative to other comparable operations in the industry; (d) the announcement or pendency of this Agreement and the transactions contemplated hereby; (e) any actions taken (or omitted to be taken) at the specific request of the Buyer; or (f) any action taken by a Party in connection with fulfilling its obligations hereunder.

           “Multiemployer Plan” has the meaning set forth in ERISA Sec. 3(37).

           “Offered Employee” means an employee of the Seller who is offered employment with the Buyer in connection with the transactions contemplated by this Agreement.

           “Ordinary Course of Business” means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

           “Permits” means all permits, licenses, franchises, approvals and authorizations that are required by Applicable Law to own or lease the Acquired Assets or to conduct the Operations, as currently owned, leased or conducted.

           “Permitted Encumbrances” means with respect to the Seller Owned Premises:  (a) real estate taxes, assessments and other governmental levies, fees, or charges imposed with respect to such Seller Owned Premises that are not due and payable as of the Closing Date; (b) mechanics’ liens and similar liens for labor, materials, or supplies provided with respect to such Seller Owned Premises incurred in the Ordinary Course of Business for amounts that are not due and payable as of the Closing Date; and (c) zoning, building codes and other land use laws regulating the use or occupancy of such Seller Owned Premises or the activities conducted thereon that are imposed by any Governmental Authority having jurisdiction over such Seller Owned Premises that are not violated by the current use or occupancy of such Seller Owned Premises.

           “Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, any other business entity, or a Governmental Authority (or any department, agency, or political subdivision thereof).

           “Real Property Laws” means all applicable building, zoning, subdivision, health and safety and other land use laws, including The Americans with Disabilities Act of 1990, as amended, and all insurance requirements.

           “Real Property Permits” means all certificates of occupancy, Permits, licenses, franchises, approvals and authorizations.

           “Seller Leased Real Property” means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures, or other interest in real property related to the Operations.

           “Seller Owned Premises” means the facility known as “Building One” located at 100 Cashman Drive, Chippewa Falls, Wisconsin, together with the land such facility is located on, all buildings, structures, improvements and fixtures located on the land, including all electrical, mechanical, plumbing and other building systems, utility installations, water distribution systems, and landscaping,  together with all easements and other rights and interests appurtenant thereto (including air, oil, gas, mineral, and water rights), owned by the Seller and used in the Operations.

           “Tax” or “Taxes” means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Section 59A of the Code), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, whether computed on a separate or consolidated, unitary or combined basis or in any other manner, including any interest, penalty, or addition thereto, whether disputed or not and including any obligation to indemnify or otherwise assume or succeed to the Tax Liability of any other Person.

           “Tax Refunds” means any claim, right, or interest in or to any refund for foreign, federal, state or local Taxes of any nature whatsoever for periods ending on or prior to the Closing Date and any interest (or similar amount) thereon.

           “Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

           “Transfer Tax” includes all transfer, documentary, sales, use, stamp, registration and other such Taxes and all conveyance fees, recording charges, filing fees and other charges and fees (including any penalties and interest) incurred in connection with the consummation of the transactions contemplated by this Agreement, but excludes income, capital gains, net worth, capital and similar Taxes of the Seller.

           2.           Purchase and Sale of Assets.

(a)           Acquired Assets.  Upon the terms and subject to the conditions of this Agreement, at the Closing, the Buyer agrees to purchase, acquire and take assignment and delivery from the Seller, and the Seller agrees to sell, transfer, assign, convey and deliver to the Buyer, free and clear of all Liens, all right, title and interest in and to the Acquired Assets.  Title to all of the Acquired Assets which are capable of being transferred by physical delivery shall be transferred from the Seller to the Buyer by means of physical delivery thereof at the Closing.  Notwithstanding the foregoing, the Acquired Assets shall not include any Excluded Assets.

(b)           Excluded Assets.  The Buyer and the Seller expressly understand and agree that the following assets of the Seller shall be excluded from the Acquired Assets (the “Excluded Assets”):

(i)           Certain Assets.  Any assets, tangible or intangible, real or personal, listed on Schedule III.

(ii)           Equipment.  All equipment of the Seller other than the Acquired Equipment;

(iii)           Inventory.  All Inventory of the Seller; and

(iv)           Corporate Records and Certain Other Assets.  All: (1) corporate seals, minute books, charter and organizational documents, corporate stock ledgers, and Tax Returns and supporting materials; (2) such other books and records relating to the organization, existence or capitalization of the Seller; (3) other records and materials relating to the Seller or any of its Affiliates generally and not involving or relating to the acquisition of the Acquired Assets by the Buyer, provided that the Seller shall also be permitted to maintain and keep copies of any records or materials relating to the Operations which are reasonably necessary or desirable to document, support or further the Seller’s accounting, legal or Tax claims and positions; (4) all rights of the Seller in respect of any bank and security accounts, safe deposit boxes and vaults; (5) all cash on hand or in banks, marketable and non-marketable securities and other investments, commercial paper, certificates of deposit and other bank deposits, treasury bills and other cash equivalents and all rights in any funds of any nature; (6) all trade accounts receivable and other rights to payment from customers of the Seller; (7) all insurance policies of the Seller in effect as of the date of this Agreement; and (8) all Tax Refunds relating to periods ending on or before the Closing Date.

(c)           Assumption of Liabilities.

  Upon the terms and subject to the conditions of this Agreement, effective at the time of the Closing, the Buyer shall assume, and agree to pay, perform, fulfill and discharge, the following Liabilities and obligations of the Seller (collectively, the “Assumed Liabilities”):

(i)           Taxes.  All Liabilities for Taxes in respect of the Acquired Assets that are attributable to the period of time beginning on the day after the Closing Date, including the allocable portion of any taxable period that begins prior to and ends after the Closing Date (but excluding any income, capital gains or other similar Tax applicable to the Seller).

(d)           Excluded Liabilities.  Notwithstanding any other provision of this Agreement, the Seller shall retain and remain liable for and obligated to discharge and indemnify and hold the Buyer harmless for, the following Liabilities and other obligations (collectively, the “Excluded Liabilities”):

(i)           Excluded Assets.  All Liabilities and obligations of the Seller or any predecessor or Affiliate of the Seller to the extent that such Liabilities or obligations relate to any of the Excluded Assets;

(ii)           Taxes.  All income, capital gains or similar Tax applicable to the Seller.  All Liabilities and obligations for other Taxes of the Seller that are attributable to the period of time ending on the Closing Date, including the allocable portion of any taxable period that includes but ends after the Closing Date;

(iii)           Warranty Obligations.  All Liabilities and obligations of the Seller or any predecessor or Affiliate of the Seller under any contractual commitment or any express or implied warranty with respect to any product manufactured, sold, leased or delivered by the Seller related to the Operations prior to the Closing Date.

(iv)           Employee Obligations.  Any Liability that may arise or has arisen from the employment of employees with, or the termination of their employment by, the Seller on or prior to the Closing Date, including, without limitation, Liabilities arising from termination notices and severance pay requirements under Applicable Law, employee contracts with the Seller and any of the Seller’s termination policy and, including, without limitation, any Liability to the Seller’s employees and their beneficiaries, whether they are or are not Offered Employees, Continuing Employees or otherwise, in connection with Seller’s vacation/PTO policy (except as expressly provided in Schedule 5(i)), retiree medical benefits and any Employee Benefit Plan sponsored or maintained by Seller, or to which the Seller contributes or has an obligation to contribute, or with respect to which the Seller has any Liability related to the Operations, including any defined benefit pension plan or equity compensation plan; and

(v)           Other Liabilities.  All other Liabilities and obligations of the Seller or any predecessor or Affiliate of the Seller to the extent that such Liabilities or obligations are not an Assumed Liability, including without limitation, all Liabilities and obligations, express or implied, relating to or arising out of Operations and the ownership or use of the Acquired Assets prior to the Closing Date.

(e)           Purchase Price.  At the Closing, the Buyer shall pay to the Seller, by wire transfer of immediately available funds to an account designated by the Seller an amount equal to $6,300,000 (the “Purchase Price”) for the Acquired Assets and the Assumed Liabilities.  The Purchase Price shall be paid in United States currency.

(f)           The Closing.  The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at such place as the Parties may mutually agree in writing, commencing at 10:00 a.m. local time on last Business Day of the month during which there has been the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated by this Agreement (other than conditions with respect to actions the respective Parties shall take at the Closing itself) or such other date as the Parties may mutually agree in writing (the “Closing Date”).  Simultaneously with the Closing, the Parties shall execute and deliver a master supply agreement on terms and conditions mutually acceptable to the Parties (the “MSA”).

(g)           Closing Deliveries.  At the Closing: (i) the Seller shall deliver to the Buyer the various certificates, instruments, and documents referred to in Section 7(a) below; (ii) the Buyer shall deliver to the Seller the various certificates, instruments, and documents referred to in Section 7(b) below; (iii) the Seller shall execute, acknowledge (if appropriate), and deliver to the Buyer such other instruments of sale, transfer, conveyance, and assignment as the Buyer and its counsel reasonably may request; and (iv) the Buyer shall execute, acknowledge (if appropriate), and deliver to the Seller such other instruments of assumption as the Seller and its counsel reasonably may request.

(h)           Transfer Taxes.  Each Party shall prepare and file all necessary Tax Returns and other documentation relating to Transfer Taxes that such Party is required to file under Applicable Law, shall provide the other Party with a reasonable opportunity to review and comment on such Tax Returns prior to their filing, and shall make such changes as are reasonably requested by the other Party.  The Buyer shall bear and pay any Transfer Taxes, except that the Seller shall bear and pay any Transfer Taxes applicable to the sale, transfer, assignment, conveyance and delivery of the Seller Owned Premises to the Buyer.  The Buyer and the Seller shall cooperate with each other to the extent legally permitted to minimize such Transfer Taxes.

(i)           Allocation.  The Buyer shall prepare an allocation of the Purchase Price (and all other capitalized costs) and the Assumed Liabilities among the Acquired Assets in accordance with Section 1060 of the Code and shall deliver such allocation to the Seller within 60 days after the Closing Date.  The Buyer and the Seller and their Affiliates shall report, act and file Tax Returns (including, but not limited to Internal Revenue Service Form 8594) in all respects and for all purposes consistent with such allocation prepared by the Buyer.  The Seller shall timely and properly prepare, execute, file and deliver all such documents, forms and other information as the Buyer may reasonably request to prepare such allocation.  Neither the Buyer nor the Seller shall take any position (whether in audits, Tax Returns or otherwise) that is inconsistent with such allocation unless required to do so by Applicable Law.

           3.           Representations and Warranties of the Seller.  The Seller represents and warrants to the Buyer that the statements contained in this Section 3 are correct and complete as of the date of this Agreement and shall be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 3), except as set forth in the disclosure schedule accompanying this Agreement and initialed by the Parties (the “Seller Disclosure Schedule”).  Any information disclosed in the Seller Disclosure Schedule shall be deemed disclosed for all purposes of this Agreement and all sections of the Seller Disclosure Schedule, as and to the extent that the content or context of such disclosure makes it reasonably apparent on its face that such disclosure is applicable to this Agreement and any other section of the Seller Disclosure Schedule, and the disclosure of information in the Seller Disclosure Schedule is not to be construed as meaning that such information is required to be disclosed by this Agreement.  Any information and dollar thresholds provided in the Seller Disclosure Schedule are not to be used as a basis for interpreting the terms “material” or “Material Adverse Effect.”  The Seller Disclosure Schedule shall be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Section 3.

(a)           Organization of the Seller.  The Seller is a corporation duly organized and validly existing and in good standing under the laws of the State of Delaware.

(b)           Authorization of transaction.  The Seller has full power and authority (including full corporate or other entity power and authority) to execute and deliver this Agreement and to perform its obligations hereunder.  Without limiting the generality of the foregoing, the board of directors of the Seller has duly authorized the execution, delivery and performance of this Agreement by the Seller.  This Agreement constitutes the valid and legally binding obligation of the Seller, enforceable in accordance with its terms and conditions.

(c)           Noncontravention.  Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated by this Agreement  (including the assignments and assumptions referred to in Section 2 above), shall: (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any Governmental Authority or court to which the Seller is subject or any provision of the charter or bylaws of the Seller; or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Seller is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Lien upon any of its assets), except for any such violations, conflicts, breaches, defaults or accelerations that would not, individually, or in the aggregate, result in a Material Adverse Effect.  The Seller does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any third party or Governmental Authority in order for the Parties to consummate the transactions contemplated by this Agreement, including the assignments and assumptions referred to in Section 2 above, with each such filing, authorization, consent or approval referred to in Section 3(c) of the Seller Disclosure Schedule being referred to as a “Consent.”

(d)           Brokers’ fees.  The Seller has no Liability or obligation to pay any fees, or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Buyer could become liable or obligated.

(e)           Title to assets.  The Seller has good and marketable title to, or a valid leasehold interest in, the Acquired Assets, free and clear of all Liens or restriction on transfer.

(f)           Solvency.  As of the Closing, the Seller will be solvent and will (i) be able to pay its debts as they become due and (ii) own property that has a fair saleable value greater than the amounts required to pay its debts.  No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of the Seller and its Affiliates.

(g)           Financial Information.  The book value of the Acquired Equipment set forth in the financial statements of the Seller as of September 27, 2013, as prepared in accordance with GAAP and consistent with the historical preparation of the Seller’s financial statements, was $278,435.  The financial information setting forth certain fixed and variable costs relating to the operation of the Seller Owned Premises, as provided to the Buyer prior to the date of this Agreement in the Buyer’s due diligence portal in an electronic file entitled “Operations Cost Breakdown” is complete and correct in all material respects.

(h)           Legal compliance.  The Seller and its Affiliates are in compliance with, and since October 8, 1998, have been in compliance with, all Applicable Laws, and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against it alleging any failure so to comply in connection with the Operations, except for any such failures that would not, individually or in the aggregate, result in a Material Adverse Effect.  To the Seller’s Knowledge, the Seller and its Affiliates have not offered, paid, promised to pay or authorized the payment, directly or indirectly through any other person or entity, of anything of value to a foreign official (including employees of state-owned entities) or political party or candidate for public office, for the purpose of influencing any act or decision of such official or of the government to obtain or retain business in connection with the Acquired Assets.

 (i)           Tax matters.

(i)           The Seller has filed all Tax Returns that it was required to file related to the Acquired Assets.  All such Tax Returns were correct and complete in all respects and were prepared in substantial compliance with all Applicable Laws and regulations.  All Taxes owed by the Seller (whether or not shown or required to be shown on any Tax Return) related to the Acquired Assets have been paid.  The Seller currently is not the beneficiary of any extension of time within which to file any non-income Tax Return related to the Acquired Assets.  There are no Liens on any of the Acquired Assets that arose in connection with any failure (or alleged failure) to pay any Tax.

(ii)           The Seller has, with respect to the Operations, withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party and all Forms W-2 and 1099 required with respect thereto have been properly completed and timely filed.

(iii)           With respect to the Acquired Assets, the Seller does not expect any Governmental Authority to assess any additional Taxes for any period for which Tax Returns have been filed.  With respect to the Acquired Assets, there is no dispute or claim concerning any Tax Liability of the Seller either: (A) claimed or raised by any Governmental Authority in writing; or (B) as to which the Seller has Knowledge based upon personal contact with any agent of such Governmental Authority.  Section 3(i) of the Seller Disclosure Schedule lists all state and local Tax Returns filed with respect to the Seller that are applicable to the Acuired Assets for taxable periods ended on or after December 31, 2009, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit.

(iv)           The Seller has not, with respect to the Acquired Assets, waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(v)           The Seller does not have any Liability for the Taxes of any Person by contract or otherwise that is applicable to the Operations.

(j)           Real Property.

(i)           Section 3(j)(i) of the Seller Disclosure Schedule sets forth the address and description of the Seller Owned Premises.  There is no other real property owned by the Seller used in connection with the Operations.

(ii)           With respect to the Seller Owned Premises:

(A)           the Seller has good and marketable indefeasible fee simple title to the Seller Owned Premises, free and clear of any Lien, easement, covenant, or other restriction, except for Permitted Encumbrances;

(B)           there are no pending or, to the Knowledge of the Seller, threatened condemnation proceedings, lawsuits, or administrative actions relating to the Seller Owned Premises or any other matters affecting adversely the current use, occupancy, or value thereof;

(C)           the legal description for the Seller Owned Premises contained in the deed therefor describes such Seller Owned Premises fully and adequately, all buildings and improvements are located within the boundary lines of the described Seller Owned Premises and are not in violation of applicable setback requirements, zoning laws, and ordinances, and do not encroach on any easement that may burden the Seller Owned Premises, and the Seller Owned Premises does not serve any adjoining property for any purpose inconsistent with Seller’s current use of the Seller Owned Premises, and the Seller Owned Premises is not located within any flood plain or subject to any similar type restriction for which any Permits or licenses necessary to the use thereof have not been obtained;

(D)           all facilities and Improvements on the Seller Owned Premises have received all approvals of Governmental Authorities (including Permits) required in connection with the ownership or operation thereof and have been operated and maintained in accordance with Applicable Law;

(E)           there are no leases, subleases, assignments, licenses, concessions, or other agreements, written or oral, granting to any Person the right of use or occupancy of any portion of the Seller Owned Premises;

(F)           there are no outstanding options or rights of first refusal to purchase such Seller Owned Premises, or any portion thereof or interest therein;

(G)           there are no parties (other than the Seller) in possession of Seller Owned Premises, other than tenants under any leases disclosed in Section 3(j)(ii) of the Seller Disclosure Schedule who are in possession of space to which they are entitled;

(H)           there are no service contracts, management agreements, operating agreements or any similar contracts or agreements relating solely to the Seller Owned Premises; and

(I)           the Seller has complied with all applicable zoning ordinances relating to the nonconforming use of structures on the Seller Owned Premises, including, without limitation, ordinances regulating: (i) any improvements, alterations, additions or restorations made to such structures, including following an event of casualty; (ii) the continuous use of such structures; and (iii) the uniformity of the use of such structures.

(iii)           The Seller does not have any Seller Leased Real Property, other than the facility known as “Building 6” located at 2701 Olson Drive , Chippewa Falls, Wisconsin.

(iv)           The Seller Owned Premises identified in Section 3(j)(i) of the Seller Disclosure Schedule comprises all of the real property used or intended to be used in, or otherwise related to, the Operations; and the Seller is not a party to any agreement or option to purchase any additional real property or interest therein related to the Operations.

(v)           All Improvements included in the Seller Owned Premises are in good condition and repair and sufficient for the Operations as currently conducted.  All costs for labor and materials for all Improvements included in the Seller Owned Premises have been paid in full.  There are no structural deficiencies or latent defects affecting any of the Improvements and there are no facts or conditions affecting any of the Improvements included in the Seller Owned Premises which would, individually or in the aggregate, interfere in any respect with the use or occupancy of the Improvements included in the Seller Owned Premises or any portion thereof.

(vi)           There is no condemnation, expropriation, temporary taking or other proceeding in eminent domain, pending or threatened, affecting the Seller Owned Premises or any portion thereof or interest therein.  There is no injunction, decree, order, writ or judgment outstanding, or any claim, litigation, administrative action or similar proceeding, pending or threatened, relating to the ownership, lease, use or occupancy of the Seller Owned Premises or any portion thereof, or the Operations as currently conducted thereon.

(vii)           The Seller Owned Premises is in compliance with all Real Property Laws affecting the Seller Owned Premises, and the current use and occupancy of the Seller Owned Premises and Operations do not violate any Real Property Laws.  The Seller has not received any notice of violation of any Real Property Law and there is no basis for the issuance of any such notice or the taking of any action for such violation.  There is no pending or, to the Knowledge of Seller, anticipated change in any Real Property Law that will materially impair the ownership, lease, use or occupancy of the Seller Owned Premises or any portion thereof in the continued conduct of the Operations, as presently conducted.

(viii)           The Seller Owned Premises has direct vehicular and pedestrian access to a public street adjoining the Seller Owned Premises, or has vehicular and pedestrian access to a public street via an insurable, permanent, irrevocable and appurtenant easement benefiting such Seller Owned Premises, and such access is not dependent on any land or other real property interest that is not included in the Seller Owned Premises.  None of the Improvements included in the Seller Owned Premises or any portion thereof is dependent for its access, use or operation on any land, building, improvement or other real property interest that is not included in the Seller Owned Premises.

(ix)           All water, oil, gas, electrical, steam, compressed air, telecommunications, sewer, storm and waste water systems and other utility services or systems for the Seller Owned Premises have been installed and are operational and sufficient for the Operation as currently conducted thereon.  Each such utility service enters the Seller Owned Premises from an adjoining public street or valid private easement in favor of the supplier of such utility service or appurtenant to such Seller Owned Premises, and is not dependent for its access, use or operation on any land, building, improvement or other real property interest that is not included in the Seller Owned Premises.

(x)           All Real Property Permits of all Governmental Authorities, board of fire underwriters, association or any other entity having jurisdiction over the Seller Owned Premises that are required or appropriate to use or occupy the Seller Owned Premises or to conduct the Operations as currently conducted thereon have been issued and are in full force and effect.  Section 3(j)(x) of the Seller Disclosure Schedule lists all material Real Property Permits held by the Seller with respect to the Seller Owned Premises.  The Seller has delivered to the Buyer a true and complete copy of all Real Property Permits.  The Seller has not received any notice from any Governmental Authority or other entity having jurisdiction over the Seller  Real Property threatening a suspension, revocation, modification or cancellation of any Real Property Permit and there is no basis for the issuance of any such notice or the taking of any such action.  The Real Property Permits are transferable to the Buyer without the consent or approval of the issuing Governmental Authority or entity; no disclosure, filing or other action by the Seller is required in connection with such transfer; and the Buyer shall not be required to assume any additional Liabilities or obligations under the Real Property Permits as a result of such transfer.

(xi)           The classification of the Seller Owned Premises under applicable Real Property Laws, permits the use and occupancy of such Seller Owned Premises and the Operations, and permits the Improvements located thereon as currently constructed, used and occupied.  There are sufficient parking spaces, loading docks and other facilities at the Seller Owned Premises to comply with such zoning laws, ordinances and regulations.  The Seller’s use or occupancy of the Seller Owned Premises or any portion thereof or the conduct of the Operations as currently conducted thereon is not dependent on a “permitted non-conforming use” or “permitted non-conforming structure” or similar variance, exemption or approval from any Governmental Authority.

(xii)           The current use and occupancy of the Seller Owned Premises and the conduct of the Operations as currently conducted thereon do not violate any easement, covenant, condition, restriction or similar provision in any instrument of record or other unrecorded agreement affecting such Seller Owned Premises (the “Seller Encumbrance Documents”).  The Seller has not received any notice of violation of any Seller Encumbrance Documents, and there is no basis for the issuance of any such notice or the taking of any action for such violation.

(xiii)           None of the Improvements included in the Seller Owned Premises encroaches on any land that is not included in the Seller Owned Premises or on any easement affecting such Seller Owned Premises, or violates any building lines or set-back lines, and there are no encroachments onto the Seller Owned Premises, or any portion thereof, that would interfere with the use or occupancy of such Seller Owned Premises or the continued conduct of the Operations as currently conducted thereon.

(xiv)           The Seller Owned Premises is a separate lot for real estate Tax and assessment purposes, and no other real property is included in such Tax parcel.  There are no Taxes, assessments, fees, charges or similar costs or expenses imposed by any Governmental Authority, association or other entity having jurisdiction over the Seller Owned Premises (collectively, the “Seller Owned Real Estate Impositions”) with respect to any Seller Owned Premises or portion thereof that are delinquent.  Section 3(j)(xiv) of the Seller Disclosure Schedule sets forth all Seller Owned Real Estate Impositions that are due and payable with respect to the Seller Owned Premises.  There is no pending or threatened increase or special assessment or reassessment of any Seller Owned Real Estate Impositions for the Seller Owned Premises.

(xv)           None of the Seller Owned Premises or any portion thereof is located in a flood hazard area (as defined by the Federal Emergency Management Agency).

(xvi)           There is no amount due and payable to any architect, contractor, subcontractor, materialman, or other person or entity for work or labor performed for, or materials or supplies provided to, or in connection with, the Seller Owned Premises or portion thereof which is delinquent.  There is no work or labor being performed for, or materials or supplies being provided to, or in connection with, any Real Property or portion thereof, or to be performed or supplied prior to Closing, other than routine maintenance and repair work which costs and expenses which shall be paid in full prior to Closing.

(xvii)           The Seller Owned Premises has access to water resources necessary in the Operations as currently conducted thereon, and such access to and use of such water resources is not dependent on the ownership or lease of any other real property, easements, or real property interests, contractual rights, shares, certificates, permits, or other rights, interests, or privileges of any kind which are not held by the Seller.

(xviii)           There are no pending property insurance claims with respect to the Seller Owned Premises or any portion thereof.  The Seller has not received any notice from any insurance company or any board of fire underwriters (or any entity exercising similar functions) with respect to the Seller Owned Premises or any portion thereof: (A) requesting the Seller to perform any repairs, alterations, improvements, or other work for the Seller Owned Premises which the Seller has not completed in full or (B) notifying the Seller of any defects or inadequacies in the Seller Owned Premises which would materially adversely affect the insurability of the Seller Owned Premises or the premiums for the insurance thereof.

(k)           Intellectual Property. Section 3(k) of the Seller Disclosure Schedule identifies the Acquired Software Applications and, for each such Application, provides the Application's name and lists its current version number.  To its Knowledge, the Seller owns all right, title, and interest in and to the Acquired Software Applications.

(l)           Sufficiency of Assets.  The Seller owns or leases all buildings, machinery, equipment, and other assets necessary for the conduct of the Operations as presently conducted.  Except as set forth in Section 3(l) of the Seller Disclosure Schedule, all such material assets are included within the Acquired Assets.  Each piece of Acquired Equipment is free from material defects (patent and latent), has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear), and is suitable for the purposes for which it presently is used.

(m)           Powers of attorney.  There are no outstanding powers of attorney executed on behalf of the Seller with respect to the Acquired Assets.

(n)           Insurance.  The Seller and its Affiliates have in full force and effect all insurance policies, with coverage in customary amounts (subject to reasonable deductibles), sufficient to provide adequate insurance coverage for all of the Acquired Assets and the Operations for all risks customarily insured against by Persons engaged in a similar business, and in compliance with all Applicable Laws.  There are no pending claims against any such insurance policy as to which the insurers have denied liability. Section 3(n) of the Seller Disclosure Schedule describes any self-insurance arrangements affecting the Seller with respect to the Operations.

(o)           Litigation.  Section 3(o) of the Seller Disclosure Schedule sets forth each instance in which the Seller in connection with the Operations: (i) is subject to any outstanding injunction, judgment, order, decree, ruling, or charge; or (ii) is a party or, to the Knowledge of the Seller, is threatened to be made a party to any action, suit, proceeding, hearing, or investigation of, in, or before (or that could come before) any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before (or that could come before) any arbitrator.  None of the actions, suits proceedings, hearings, and investigations set forth in Section 3(o) of the Seller Disclosure Schedule, if determined adversely to the Seller, would have a Material Adverse Effect.  The Seller has no reason to believe that any such action, suit, proceeding, hearing, or investigation may be brought or threatened against the Seller.

(p)           Product Warranty.  With respect to products to be manufactured by the Buyer in the Seller Owned Premises following the Closing Date, each similar product manufactured, sold, leased, or delivered by the Seller related to the Operations prior to the Closing Date, has been in substantial conformity with all applicable contractual commitments and all warranties required thereby, except for nonconformities that would not, individually, or in the aggregate, result in a Material Adverse Effect.

(q)           Product Liability.  The Seller has no known Liability arising out of any injury to individuals or property as a result of the ownership, possession, or use of any product manufactured, sold, leased, or delivered by the Seller related to the Operations, except for any Liability that would not, individually, or in the aggregate, result in a Material Adverse Effect.

(r)           Employees.

(i)           With respect to the Offered Employees:

(A)           there is no collective bargaining agreement or relationship with any labor organization;

(B)           there is no employee stock option or the like offered or to be offered by the Seller that would result in Liability to the Buyer;

(C)           the Seller has paid to each Continuing Employee an amount equal to the full value of any accrued and unused vacation/PTO benefit in excess of 80 hours which has been earned by each Continuing Employee and accrued by the Seller as of the Closing Date;

(D)           to the Knowledge of the Seller, no Offered Employee: (1) has any present intention to terminate his or her employment; or (2) is a party to any confidentiality, non-competition, proprietary rights or other such agreement with any Person besides such entity that would be material to the performance of such Offered Employee’s employment duties, or the ability of such entity or the Buyer to conduct the business of such entity;

(E)           no labor organization or group of employees has filed any representation petition or made any written or oral demand for recognition;

(F)           to the Knowledge of the Seller, no union organizing or decertification efforts are underway or threatened and no other question concerning representation exists;

(G)           no labor strike, work stoppage, slowdown, or other material labor dispute has occurred, and none is underway or, to the Knowledge of the Seller, threatened;

(H)           there is no workers compensation liability, experience, or matter that could have a Material Adverse Effect;

(I)           there is no employment-related charge, complaint, grievance, investigation, inquiry, or obligation of any kind, pending or, to the Knowledge of the Seller, threatened in any forum, relating to an alleged violation or breach by the Seller (or its officers or directors) of any law, regulation, or contract;

(J)           to the Knowledge of the Seller, no Offered Employee has committed any act or omission giving rise to material liability for any violation or breach identified in subsection (H) above; and

(K)           no Offered Employee is currently or has, within the last three years, been suspended, debarred, or proposed for suspension or debarment from bidding on any contract with any Governmental Authority, declared ineligible, or otherwise excluded from participation in the award of any contract with any Governmental Authority or for any reason been listed on the List of Parties Excluded from Federal Procurement and Non-procurement programs, and, to the Knowledge of the Seller,  no circumstances exist that would warrant the institution of suspension or debarment proceedings against any Offered Employee.

(ii)           There are no employment contracts, severance agreements or other termination, retention, change-of-control or similar agreements with any Offered Employees (except as contemplated by this Agreement), including any such agreement that contains change-in-control or similar provisions that accrue subsequent to the Closing Date; and there are no written personnel policies, rules, or procedures applicable to Offered Employees except for general policies pertaining to all of Seller’s employees such as an employee handbook.

(iii)           With respect to this transaction, any notice required under any law or collective bargaining agreement has been given, and all bargaining obligations, information and consultation obligations with any Offered Employee representative have been, or prior to the Closing Date will be, satisfied.  Within the past 3 years, the Seller has not implemented any plant closing or layoff of employees at the Seller Owned Premises that could implicate the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar foreign, state, or local law, regulation, or ordinance, and no such action will be implemented without advance notification to the Buyer.

(s)           Employee Benefits.

(i)           Section 3(s)(i) of the Seller Disclosure Schedule lists each Employee Benefit Plan and other material plan, program or arrangement that the Seller maintains, to which the Seller contributes or has any obligation to contribute, or with respect to which the Seller has any Liability related to the Offered Employees.

(A)           Each such Employee Benefit Plan and other material plan , program or arrangement for Offered Employees (and each related trust, insurance contract, or fund) has been maintained, funded and administered in accordance with the terms of such Employee Benefit Plan and the terms of any applicable collective bargaining agreement and complies in form and in operation in all respects with the applicable requirements of ERISA, the Code, and other Applicable Laws.

(B)           All contributions for Offered Employees (including all employer contributions and employee salary reduction contributions) that are due under each Employee Benefit Plan and other material plan program or arrangement, have been made within the time periods prescribed by ERISA and the Code to each such Employee Benefit Plan that is an Employee Pension Benefit Plan, and all contributions for any period ending on or before the Closing Date that are not yet due have been made to each such Employee Pension Benefit Plan or accrued in accordance with the past custom and practice of the Seller. All premiums or other payments for all periods ending on or before the Closing Date have been paid with respect to each such Employee Benefit Plan and other material plan, program or arrangement that is an Employee Welfare Benefit Plan.

(C)           Each such Employee Benefit Plan for Offered Employeees that is intended to meet the requirements of a “qualified plan” under Code §401(a) has received a determination from the Internal Revenue Service that such Employee Benefit Plan is so qualified, and nothing has occurred since the date of such determination that could adversely affect the qualified status of any such Employee Benefit Plan. All such Employee Benefit Plans for Offered Employees have been timely amended for all such requirements and have been submitted to the Internal Revenue Service for a favorable determination letter within the latest applicable remedial amendment period.

(ii)           Neither the Seller nor any ERISA Affiliate contributes to, has any obligation to contribute to, or has any Liability (including withdrawal liability as defined in ERISA Sec. 4201) under or with respect to any Multiemployer Plan.

(iii)           Neither the Seller nor any ERISA Affiliate contributes to, has any obligation to contribute to, or has any Liability under or with respect to any Employee Pension Benefit Plan that is a “defined benefit plan” (as defined in ERISA Sec. 3(35)). No asset of the Seller is subject to any Lien under ERISA or the Code.

(iv)           The Seller does not maintain, contribute to or have an obligation to contribute to, and does not have any Liability with respect to, any Employee Welfare Benefit Plan providing health or life insurance or other welfare-type benefits for any Offered Employee (or any spouse or other dependent thereof) other than in accordance with COBRA.

(v)           Section 3(s)(v) of the Disclosure Schedule lists each agreement, contract, plan, or other arrangement relating to Offered Employees, whether or not written and whether or not an Employee Benefit Plan (collectively a “Plan”), to which the Seller is a party that is a “nonqualified deferred compensation plan” subject to Code §409A.  Each Plan complies with the requirements of Code §409A(a)(2), (3), and (4) and any Internal Revenue Service guidance issued thereunder and no amounts under any such Plan is or has been subject to the interest and additional tax set forth under Code §409A(a)(1)(B).  The Seller does not have any actual or potential obligation to reimburse or otherwise ‘‘gross-up’’ any Person for the interest or additional tax set forth under Code §409A(a)(1)(B).

(t)           Environment, health, and safety.

(i)           The Seller and its Affiliates have at all times complied and are in compliance with all Environmental, Health, and Safety Requirements with respect to the Operations.

(ii)           Without limiting the generality of the foregoing, each of the Seller and its Affiliates has obtained and at all times complied with, and is in compliance with all Permits that are required pursuant to Environmental, Health, and Safety Requirements for the occupation of the Seller Owned Premises and the conduct of the Operations, as presently conducted (the "EHS Permits"); and a list of all such EHS Permits is set forth on Section 3(t)(ii) of the Seller Disclosure Schedule.  The Seller has delivered to the Buyer a true and complete copy of all EHS Permits currently required under Environmental, Health, and Safety Requirements.  The Seller has not received any notice from any Governmental Authority threatening a suspension, revocation, modification or cancellation of any EHS Permit, and to the Seller's Knowledge there is no basis for the issuance of any such notice or the taking of any such action.  The EHS Permits are transferable to the Buyer without the consent or approval of the issuing Governmental Authority; no disclosure, filing or other action by the Seller is required in connection with such transfer; and the Buyer shall not be required to assume any Liabilities under the EHS Permits as a result of such transfer.

(iii)           Neither the Seller nor its Affiliates has received any written or oral notice, report or other information regarding any actual or alleged violation of Environmental, Health, and Safety Requirements, or any Liabilities, including any investigatory, remedial or corrective obligations, relating to any of them or their facilities arising under Environmental, Health, and Safety Requirements.

(iv)           None of the following exists at the Seller Owned Premises:  (A) underground storage tanks; (B) asbestos-containing material in any form or condition; (C) materials or equipment containing polychlorinated biphenyls; (D) landfills, surface impoundments, or disposal areas; (E) above-ground storage tanks containing or which at one time contained Hazardous Materials; or (F) materials or equipment containing lead-based paint in any form or condition.

(v)           With respect to the Operations, neither the Seller nor its Affiliates have treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, manufactured, distributed, exposed any person to, or released any substance, including without limitation any Hazardous Materials, or owned or operated any property or facility (and no such property or facility is contaminated by any such substance) so as to give rise to any current or future Liabilities, including any Liability for fines, penalties, response costs, corrective action costs, personal injury, property damage, natural resources damages or attorneys’ fees, pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, the Solid Waste Disposal Act, as amended, or any other Environmental, Health, and Safety Requirements.

(vi)           Neither this Agreement nor the consummation of the transactions that are the subject of this Agreement will result in any obligations for site investigation or cleanup, or notification to or consent of government agencies or third parties, pursuant to any of the so-called “transaction-triggered” or “responsible property transfer” Environmental, Health, and Safety Requirements.

(vii)           With respect to the Operations, neither the Seller nor its Affiliates has assumed, undertaken, provided an indemnity with respect to, or otherwise become subject to any Liability, including without limitation any obligation for corrective or remedial action, of any other Person relating to Environmental, Health, and Safety Requirements.

(viii)           With respect to the Operations, no facts, events or conditions relating to the past or present facilities, properties or operations of the Seller or any of its Affiliates will prevent, hinder or limit continued compliance with Environmental, Health, and Safety Requirements, give rise to any investigatory, remedial or corrective obligations pursuant to Environmental, Health, and Safety Requirements, or give rise to any other Liabilities pursuant to Environmental, Health, and Safety Requirements, including without limitation any relating to on-site or off-site releases or threatened releases of, or exposure to, Hazardous Materials, substances or wastes, personal injury, property damage or natural resources damage.

(ix)           The Seller has furnished to the Buyer: (i) all environmental audits, assessments, investigations, reports and other material environmental documents with respect to the Operations, including, but not limited to any Phase I and Phase II environmental assessments,  relating to its or its or Affiliates’ past or current properties, facilities, or operations that are in their possession or under their reasonable control; and (ii) all correspondence and other documents relating to communications to or from any governmental entity or any third party regarding violations of and Environmental, Health, and Safety Requirements or of any conditions that would give rise to any Liability or responsibility under the Environmental, Health, and Safety Requirements in connection with the Seller’s business located at the Seller Owned Premises, delivered or received by the Seller within the last 10 years.

(u)           Certain business relationships with the Seller.  None of the Seller’s directors, officers or employees owns, or otherwise has any direct financial interest in, any of the Acquired Assets, or, to Seller’s Knowledge, otherwise has a direct financial interest in any non-arm’s length transaction with respect to the Operations.

(v)           Suppliers.

(i)           Section 3(v)(i) of the Seller Disclosure Schedule lists the 20 largest product suppliers of the Seller with respect to the Operations for each of the two most recent fiscal years and sets forth opposite the name of each such supplier the percentage of consolidated net expense attributable to such supplier.  Section 3(v)(i) of the Seller Disclosure Schedule also lists any additional current suppliers that the Seller anticipates shall be among the 20 largest suppliers for the current fiscal year.

(ii)           No material supplier of the Seller has indicated that it shall stop, or materially decrease the rate of, supplying materials, products or services to the Seller.

(w)           U.S. Government Contracts. Except as set forth in Section 3(w) of the Seller Disclosure Schedule:

(i)           none of the Seller and its Affiliates is undergoing or has undergone within the last three (3) years any material audit, inspection, or examination of records by any U.S. Governmental Authority relating to any U.S. Government Contract except for audits, inspections, or examinations conducted in the Ordinary Course of Business;

(ii)           none of the Seller and its Affiliates has received written notice of any investigation, audit or review relating to any U.S. Government Contract within the last three (3) years except for audits or reviews conducted in the Ordinary Course of Business;

(iii)           none of the Seller and its Affiliates has conducted any material internal investigation in connection with any Government Contract within the last three (3) years;

(iv)           none of the Seller and its Affiliates has made any disclosure to any U.S. Governmental Authority or other customer or prime contractor or higher-tier subcontractor related to any suspected, alleged, or possible violation of a contract requirement, any apparent or alleged irregularity, misstatement or omission arising under or relating to a U.S. Government Contract or U.S. Government Bid, or any violation of Applicable Law within the last three years that has resulted in a termination;

(v)           none of the Continuing Employees currently hold a security clearance, as specified in the National Industrial Security Program Operating Manual, DOD 5220.22-M (February 2006), and any supplements, amendments or revised editions thereof;

(vi)           none of the Acquired Assets are currently approved or cleared, as specified in the National Industrial Security Program Operating Manual, DOD 5220.22-M (February 2006), and any supplements, amendments or revised editions thereof;

(vii)           none of the Acquired Assets is controlled by the International Traffic in Arms Regulations administered by the Directorate of Defense Trade Controls, U.S. Department of State, 22 C.F.R. parts 120-130; and

(viii)           none of the Seller and its Affiliates has: (A) received any written notice terminating any U.S. Government Contract or indicating an intent to terminate for default within the last six (6) months ; or (B) taken any action and is not a party to any litigation, claim, or threatened claim or litigation, or any similar litigation or claim in the past three (3) years, involving a U.S. Government Contract.

(x)           Disclosure.  The Seller makes no representations or warranties of any kind (express or implied), including with respect to the financial condition or results of the Operations or performance of the Acquired Equipment, except as expressly set forth in this Agreement and the Seller Disclosure Schedule.  Except as set forth in this Agreement, the Seller disclaims any other representations or warranties with respect to the subject matter of this Agreement, including the Exhibits or Schedules incorporated herein by reference.

           4.           Representations and Warranties of the Buyer.  The Buyer represents and warrants to the Seller that the statements contained in this Section 4 are correct and complete as of the date of this Agreement and shall be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 4).

(a)           Organization of the Buyer.  The Buyer is a corporation (or other entity) duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation (or other formation).

(b)           Authorization of transaction.  The Buyer has full power and authority (including full corporate or other entity power and authority) to execute and deliver this Agreement and to perform its obligations hereunder.  This Agreement constitutes the valid and legally binding obligation of the Buyer, enforceable in accordance with its terms and conditions.  The execution, delivery and performance of this Agreement and all other agreements contemplated by this Agreement have been duly authorized by the Buyer.

(c)           Noncontravention.  Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated by this Agreement (including the assignments and assumptions referred to in Section 2 above), shall:  (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any Governmental Authority or court to which the Buyer is subject or any provision of its charter or bylaws or other governing document; or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Buyer is a party or by which it is bound or to which any of its assets are subject.  The Buyer does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any Governmental Authority in order for the Parties to consummate the transactions contemplated by this Agreement (including the assignments and assumptions referred to in Section 2 above).

(d)           Brokers’ fees.  The Buyer has no Liability to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Seller could become liable or obligated.

(e)           Funds.  The Buyer has or will have sufficient funds at Closing  to consummate the transactions under this Agreement.

                         (f)           Status.  The Buyer is a sophisticated purchaser and has made its own independent investigation and analysis regarding the Operations, the Acquired Assets and the Assumed Liabilities.  The Buyer acknowledges it has been afforded the due diligence information requested by the Buyer and is not relying on any statements, representations or warranties made by the Seller, other than as expressly set forth in this Agreement.  The Seller has no liability to the Buyer resulting from the use of any information or materials made available to the Buyer as part of “due diligence” activities or presentations.  The Seller is not making any representations or warranties with respect to estimates, projections or forecasts involving the Operations or the Acquired Assets.  The Buyer acknowledges that if the Closing occurs, the Buyer will acquire the Acquired Assets without any surviving representations or warranties (except as otherwise provided in this Agreement), on an “as is” basis.

           5.           Pre-Closing Covenants.  The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing.

(a)           General.  Each of the Parties shall use its commercially reasonable efforts to take all action and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the Closing conditions set forth in Section 7 below).

(b)           Notices and consents.  The Seller shall give any notices to third parties, and the Seller shall use its reasonable commercial efforts to obtain any third party consents referred to in Section 3(c), including each of the Consents.  Each of the Parties shall give any notices to, make any filings with, and use its reasonable commercial efforts to obtain any authorizations, consents, and approvals of Governmental Authorities in connection with the matters referred to in Section 3(c) and Section 4(c) above, including each of the Consents.

(c)           Conduct of Operations.  The Seller shall not, with respect to the Operations, engage in any practice, take any action, or enter into any transaction outside the Ordinary Course of Business without the Buyer's prior written consent, not to be unreasonably withheld. The Seller shall keep the Operations substantially intact, including its present operation, physical facilities, insurance policies and working conditions.

(d)           Access.  The Seller shall permit representatives of the Buyer to have reasonable access during normal business hours, and in a manner so as not to interfere with the normal business operations of the Seller and subject to applicable confidentiality restrictions disclosed to the Buyer, to the Seller Owned Premises, personnel, books, records (including Tax records), contracts, and documents of or pertaining to the Operations and shall furnish the Buyer with copies of such documents and instruments and with such information with respect to the Operations as the Buyer may from time-to-time reasonably request.  Such obligations of the Seller shall include, but not be limited to, permitting an environmental consulting or other firm selected by the Buyer to perform an assessment and investigation with respect to the Acquired Assets, including the Seller Owned Premises, in scope, form, and content acceptable to the Buyer.  The Seller shall permit representatives of the Buyer to have further access if, after reviewing such report, the Buyer desires to have further environmental-related assessments, tests, audits, or investigations made.  No investigation by the Buyer shall affect in any manner the representations and warranties made by the Seller in this Agreement, nor any other certificate or agreement furnished or to be furnished by the Seller to the Buyer or its representatives in connection herewith or pursuant hereto, and the right of the Buyer to rely on them.

(e)           Notice of Developments.  Each Party shall give prompt written notice to the other Party of any material adverse development causing a breach of any of its own representations and warranties in Section 3 and Section 4 above.  No disclosure by any Party pursuant to this Section 5(e), however, shall be deemed to amend or supplement the Seller Disclosure Schedule or to prevent or cure any misrepresentation, breach of warranty, or breach of covenant.

(f)           Exclusivity.  Neither the Seller nor its Affiliates shall (i) solicit, initiate, or encourage the submission of any proposal or offer from any Person relating to the acquisition of the Acquired Assets or (ii) participate in any discussions or negotiations regarding, furnish any information with respect to, or assist or participate in, or facilitate in any other manner any effort or attempt by any Person to do or seek any of the foregoing.  The Seller will notify the Buyer immediately if any Person makes any proposal, offer, inquiry, or contact with respect to any of the foregoing.

(g)           Maintenance of Real Property.  The Seller shall maintain the Seller Owned Premises, including all of the Improvements, in substantially the same condition as existed on the date of this Agreement, ordinary wear and tear excepted, and shall not demolish or remove any of the existing Improvements, or erect new Improvements on any portion thereof, without the prior written consent of the Buyer.

(h)           Title Insurance and Surveys.

  The Seller shall use its commercially reasonable efforts to assist the Buyer in obtaining the Title Commitments, Title Policies and Surveys in form and substance as set forth in Section 7 below, within the time periods set forth therein, including removing from title any Liens or other Title Commitment exceptions that are not Permitted Encumbrances. The Seller shall provide the Title Company with any affidavits, indemnities, memoranda or other assurances requested by the Title Company to issue the Title Policies.

(i)           Employees.

  Schedule 5(i) sets forth certain covenants and agreements of the Parties with respect to certain employees of the Seller.

           6.           Post-Closing Covenants.  The Parties agree as follows with respect to the period following the Closing.

(a)           General.  In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each of the Parties shall take such further action (including the execution and delivery of such further instruments and documents) as the other Party reasonably may request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under Section 8 below).  The Seller acknowledges and agrees that from and after the Closing, the Buyer shall be entitled to possession of all readily available documents, books, records (including Tax records), agreements, and financial data of any sort relating to the Acquired Assets.

(b)           Litigation support.  If and for so long as any Party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand either pending at the time of Closing or brought within two years following the Closing, in connection with: (i) any transaction contemplated under this Agreement; or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving the Acquired Assets, the other Party shall cooperate with the contesting or defending Party and its counsel in the contest or defense, make available its personnel, and provide such testimony and access to its books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor under Section 8 below).

(c)           Transition.  The Seller shall not take any action that is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier, or other business associate of the Operations from maintaining the same business relationships with the Buyer after the Closing as it maintained with the Seller prior to the Closing.

(d)           Confidentiality.  Each of the Parties shall hold, and shall cause its representatives to hold, in confidence all documents and information furnished to it by or on behalf of the other Party in connection with the transactions contemplated hereby pursuant to the terms of the Mutual Non-Disclosure Agreement entered into by the Seller and the Buyer prior to the date of this Agreement (the “NDA”), which shall continue in full force and effect until the Closing Date, at which time the NDA and the obligations of the Parties under this Section 6(d) shall terminate.  If for any reason this Agreement is terminated prior to the Closing Date, the NDA shall nonetheless continue in full force and effect in accordance with its terms.

(e)           Bulk Transfer Laws.  The Buyer hereby waives compliance by the Seller with the provisions of any so called “bulk transfer laws” of any jurisdiction in connection with the sale of the Acquired Assets to the Buyer; it being understood that any Liabilities arising out of the failure of the Seller to comply with the requirements of any such “bulk transfer laws” shall be treated as Excluded Liabilities.

           7.           Conditions to Obligation to Close.

(a)           Conditions to obligation of the Buyer.  The obligation of the Buyer to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

(i)           the representations and warranties set forth in Section 3 above shall be true and correct in all material respects at and as of the date hereof and at and as of the Closing Date (except that representations and warranties that are made as of a specified date need be true and correct in all material respects only as of such date), except to the extent that such representations and warranties are qualified by the term “material,” or contain terms such as “Material Adverse Effect” in which case such representations and warranties (as so written, including the term “material” or “Material”) shall be true and correct in all respects at and as of the date hereof and at and as of the Closing Date (except that representations and warranties that are made as of a specified date need be true and correct in all respects only as of such date);

(ii)           the Seller shall have performed and complied with all of its covenants hereunder in all material respects through the Closing, except to the extent that such covenants are qualified by the term “material,” or contain terms such as “Material Adverse Effect” in which case the Seller shall have performed and complied with all of such covenants (as so written, including the term “material” or “Material”) in all respects through the Closing;

(iii)           no action, suit, or proceeding shall be pending or threatened before (or that could come before) any court or quasi-judicial or administrative agency of any federal, state, local or foreign jurisdiction or before (or that could come before) any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would: (A) prevent consummation of any of the transactions contemplated by this Agreement; (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation; (C) adversely affect the right of the Buyer to own the Acquired Assets or to conduct the Operations, as presently conducted; or (D) affect adversely the business, assets, properties, operation (financial or otherwise), or prospects of the Buyer with respect to its ownership of the Acquired Assets or operation of its business as a result of such acquisition (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

(iv)           the Seller shall have executed and delivered to the Buyer a certificate to the effect that each of the conditions specified in Section 7(a)(i)-(iii) above is satisfied in all respects;

(v)           the Seller shall have procured all of the Consents specified in Section 5(b) above;

(vi)           the Seller shall have executed and delivered to the Buyer an Assignment and Bill of Sale in form and substance as set forth in Exhibit A attached hereto;

(vii)           the Seller shall have executed and delivered to the Buyer a Warranty Deed in form and substance as set forth in Exhibit B attached hereto;

(viii)           the Seller shall have executed and delivered to the Buyer the Intellectual Property License Agreement in form and substance as set forth in Exhibit C attached hereto, and shall have delivered to Buyer the deliverables specified in Section 3.1 of such Intellectual Property License Agreement;

(ix)           the Seller shall have delivered to the Buyer the Acquired Software Applications;

(x)           the Buyer shall have employed a sufficient number of Offered Employees that it believes are  necessary or appropriate to own, lease and/or operate the Acquired Assets or to operate the Operations following the Closing, as presently conducted, and such employees shall have entered into confidentiality agreements with the Buyer in form and substance reasonably satisfactory to the Buyer;

(xi)           the Seller shall have executed and delivered to the Buyer a transition services agreement in substantially the form of Exhibit D attached hereto (the “Transition Services Agreement”);

(xii)           all actions to be taken by the Seller in connection with consummation of the transactions contemplated by this Agreement and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated by this Agreement shall be satisfactory in form and substance to the Buyer;

(xiii)           the Buyer shall have obtained, no later than 10 days prior to the Closing, a commitment for an ALTA Owner’s Title Insurance Policy 2006 Form or other form of policy acceptable to the Buyer for the Seller Owned Premises, issued by a title insurance company satisfactory to the Buyer (the “Title Company”), together with legible copies of all documents referenced therein (the “Title Commitments”);

(xiv)           at the Closing, the Buyer shall have obtained title insurance policies from the Title Company (which may be in the form of a mark-up of a pro forma of the Title Commitments) in accordance with the Title Commitments, insuring the Buyer’s fee simple title to the Seller Owned Premises, as of the Closing Date (including all recorded appurtenant easements, insured as separate legal parcels), with gap coverage from the Seller through the date of recording, subject only to Permitted Encumbrances, in such amount as the Buyer determines to be the value of the Seller Owned Premises insured thereunder and which shall include the endorsements identified herein (the “Title Policies”); the Title Policies shall have the creditor’s rights exception deleted, and shall include the following endorsements or shall provide affirmative coverage against the following (to the extent available in the applicable jurisdiction, but regardless of whether any additional amount is charged for such endorsement), in form and substance reasonably acceptable to the Buyer: (A) extended coverage endorsement (insuring over the general or standard exceptions); (B) ALTA Form 3.1 zoning endorsement (with parking and loading docks), or if unavailable in the applicable jurisdiction, a satisfactory zoning letter from the local zoning authorities; (C) a survey accuracy endorsement (insuring that the Seller Owned Premises described therein is the real property shown on the Survey delivered with respect thereto and that such Survey is an accurate survey thereof); (D) access endorsement (insuring that the Seller Owned Premises described therein is adjacent to a public street and has direct and unencumbered pedestrian and vehicular access to such public street); (E) ALTA Form 9 owner’s comprehensive endorsement; (F) tax parcel number endorsement (insuring that the tax parcel number in the endorsement includes the Seller Owned Premises insured thereunder and no other real property); (G) if the Seller Owned Premises insured therein consists of one or more adjacent parcels, a contiguity endorsement (insuring that all of such parcels are contiguous to one another without any gaps or gores); (H) utilities endorsement (insuring the availability of utilities to the Seller Owned Premises); and (I) such other endorsements as reasonably requested by the Buyer; and the Seller shall pay all fees, costs and expenses with respect to the Title Commitments and Title Policies;

(xv)           the Buyer shall have obtained, no later than 10 days prior to the Closing, a survey for the Seller Owned Premises, dated no earlier than the date of this Agreement, prepared by a surveyor licensed in the jurisdiction where the Seller Owned Premises is located, satisfactory to the Buyer, and conforming to 2011 ALTA/ACSM Minimum Detail Requirements for Land Title Surveys including Table A Items Nos. 1, 2, 3, 4, 6, 7(a), 7(b)(1), 7(c), 8, 9, 10, 11(b), 13, 14, 15, and 16, and such other standards as the Title Company and the Buyer require as a condition to the removal of any survey exceptions from the Title Policies, and certified to the Buyer and the Title Company, in a form and with a certification satisfactory to each of such parties (the “Surveys”); the Surveys shall not disclose any encroachment from or onto any of the Seller Owned Premises or any portion thereof or any other survey defect that has not been cured or insured over to the Buyer’s reasonable satisfaction prior to the Closing; and the Buyer shall have paid or committed to pay all fees, costs and expenses with respect to the Surveys;

(xvi)           the Seller shall have executed and delivered to the Buyer a non-foreign affidavit dated as of the Closing Date, sworn under penalty of perjury and in form and substance required under Treasury Regulations issued pursuant to Code §1445 stating that the Seller is not a “foreign person” as defined in Code §1445;

(xvii)           no damage or destruction or other change has occurred with respect to the Seller Owned Premises or any portion thereof that, individually or in the aggregate,  would materially impair the use or occupancy of such real property as currently used or occupied;

(xviii)           the Seller shall have executed and delivered to the Buyer a lease agreement in substantially the form of Exhibit E attached hereto (the “Lease Agreement”);

(xix)           the Buyer shall have obtained, and be satisfied in its sole discretion with, the results of such environmental assessment and such other investigations or assessments deemed necessary by the Buyer, in its sole discretion, conducted with respect to the Seller Owned Premises;

(xx)           all Liens relating to the Acquired Assets shall have been released in full, and the Seller shall have delivered to the Buyer written evidence, in form satisfactory to the Buyer in its sole discretion, of the release of all such Liens; and

(xxi)           the Seller shall have executed and delivered to the Buyer a certificate of the secretary or an assistant secretary of the Seller, dated the Closing Date, in form and substance reasonably satisfactory to the Buyer, as to: (i) no amendments to the certificate of incorporation (or other formation) of such Person since the date of this Agreement; (ii) the bylaws (or other organizational documents) of such Person; and (iii) any resolutions of the board of directors (or other authorizing body) (or a duly authorized committee thereof) of such Person relating to this Agreement and the transactions contemplated by this Agreement.

The Buyer may waive any condition specified in this Section 7(a) if it executes a writing so stating at or prior to the Closing.

(b)           Conditions to obligation of the Seller.  The obligation of the Seller to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

(i)           the representations and warranties set forth in Section 4 above shall be true and correct in all material respects at and as of the date hereof and at and as of the Closing Date (except that representations and warranties that are made as of a specified date need be true and correct in all material respects only as of such date) except to the extent that such representations and warranties are qualified by the term “material,” or contain terms such as “Material Adverse Effect” in which case such representations and warranties (as so written, including the term “material” or “Material”) shall be true and correct in all respects at and as of the date hereof and at and as of the Closing Date (except that representations and warranties that are made as of a specified date need be true and correct in all material respects only as of such date);

(ii)           the Buyer shall have performed and complied with all of its covenants hereunder in all material respects through the Closing, except to the extent that such covenants are qualified by the term “material,” or contain terms such as “Material Adverse Effect” in which case the Buyer shall have performed and complied with all of such covenants (as so written, including the term “material” or “Material”) in all respects through the Closing;

(iii)           no action, suit, or proceeding shall be pending or threatened before (or that could come before) any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before (or that could come before) any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would: (A) prevent consummation of any of the transactions contemplated by this Agreement; or (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

(iv)           the Buyer shall have executed and delivered to the Seller a certificate to the effect that each of the conditions specified in Section 7(b)(i)-(iii) above is satisfied in all respects;

(v)           the Buyer shall have executed and delivered to the Seller the Transition Services Agreement; and

(vi)           the Buyer shall have executed and delivered to the Seller an Assumption Agreement in form and substance as set forth in Exhibit F attached hereto.

The Seller may waive any condition specified in this Section 7(b) if it executes a writing so stating at or prior to the Closing.

           8.           Remedies for Breaches of this Agreement.

(a)           Survival of representations and warranties.

  All of the representations and warranties of the Seller contained in Sections 3(f)-(h), Sections 3(j)-(r), and Sections 3(v)-(x) above shall survive the Closing (even if the Buyer knew or had reason to know of any misrepresentation or breach of warranty at the time of Closing) and continue in full force and effect for a period of fifteen months.  All of the other representations, warranties and covenants of the Buyer and the Seller contained in this Agreement (including the representations and warranties of the Seller contained in Section 3(a)-(e), Section 3(i), and Sections 3(s)-(u) above shall survive the Closing  (even if the damaged Party knew or had reason to know of any misrepresentation or breach of warranty at the time of Closing) (subject to any applicable statutes of limitations (after giving effect to any extensions or waivers)).

(b)           Indemnification provisions for benefit of the Buyer.

(i)           If the Seller breaches (or if any third party alleges facts that, if true, would mean the Seller has breached) any of its representations, warranties, and covenants contained in this Agreement and, if there is an applicable survival period pursuant to Section 8(a) above, provided that the Buyer makes a written claim for indemnification against the Seller pursuant to Section 10(g) below within such survival period, then, as the Buyer’s sole and exclusive remedy (except as otherwise provided in Section 16.2 of the MSA), the Seller agrees to indemnify the Buyer from and against, subject to the limitations contained in clauses (iii) and (iv) below, the entirety of any Adverse Consequences the Buyer may suffer through and after the date of the claim for indemnification (including any Adverse Consequences the Buyer may suffer after the end of any applicable survival period) resulting from, arising out of, relating to, in the nature of, or caused by the breach (or the alleged breach).

(ii)           The Seller agrees to indemnify the Buyer from and against the entirety of any Adverse Consequences the Buyer may suffer resulting from, arising out of, relating to, in the nature of, or caused by:

(A)           any Liability of the Seller that is not an Assumed Liability (including any Liability of the Seller that becomes a Liability of the Buyer under any common law doctrine of de facto merger or successor Liability, under Environmental, Health, and Safety Requirements, or otherwise by operation of law); and

(B)           any Liability of the Seller for the unpaid Taxes of any Person under any provision of state, local, or foreign law, as a transferee or successor, by contract, or otherwise, that is not the responsibility of the Buyer pursuant to this Agreement.

(iii)           Notwithstanding anything to the contrary set forth in this Agreement, other than with respect to the representations and warranties of the Seller contained in Sections 3(a)-(e), 3(i) and 3(l) or in the case of fraud (for which the following limitation will not apply), the Buyer shall not be entitled to indemnification pursuant to Section 8(b)(i) with respect to any claim for indemnification unless and until the aggregate amount of Adverse Consequences suffered by the Buyer exceeds $50,000, at which point the Seller will be obligated to indemnify the Buyer from and against all such Adverse Consequences in excess of such amount.

(iv)           Notwithstanding anything to the contrary set forth in this Agreement, other than with respect to the representations and warranties of the Seller contained in Sections 3(a), 3(b) and 3(e) or in the case of fraud (for which the following limitation will not apply), the maximum aggregate Liability of  the Seller with respect to Adverse Consequences indemnifiable pursuant to Section 8(b)(i) shall not exceed $800,000; provided, however, that notwithstanding the foregoing, with respect to the representations and warranties of the Seller contained in Section 3(l), if the Buyer shall have notified the Seller of any breach of such representations and warranties contained in Section 3 (l) within the six-month period following the Closing Date, then the maximum aggregate Liability of the Seller with respect to Adverse Consequences indemnifiable pursuant to Section 8(b)(i) with respect to such breach shall not exceed the Purchase Price, provided that, in no case, shall the Buyer be entitled to any duplicative recovery of Adverse Consequences in connection with the breach of any other representations and warranties of the Seller contained in Section 3.

(c)           Indemnification provisions for benefit of the Seller.  If the Buyer breaches (or if any third party alleges facts that, if true, would mean the Buyer has breached) any of its representations, warranties, and covenants contained in this Agreement, and, if there is an applicable survival period pursuant to Section 8(a) above, provided that the Seller makes a written claim for indemnification against the Buyer pursuant to Section 10(g) below within such survival period specifying in reasonable detail the breach of the misrepresentation, warranty or covenant that has occurred and the Adverse Consequences that have and will occur as a result thereof, then the Buyer agrees to indemnify the Seller from and against the entirety of any Adverse Consequences that the Seller may suffer through and after the date of the claim for indemnification (including any Adverse Consequences that the Seller may suffer after the end of any applicable survival period) resulting from, arising out of, relating to, in the nature of, or caused by the breach (or the alleged breach).

(d)           Matters involving third parties.

(i)           If any third party shall notify any Party (the “Indemnified Party”) with respect to any matter (a “Third Party Claim”) that may give rise to a claim for indemnification against the other Party (the “Indemnifying Party”) under this Section 8, then the Indemnified Party shall promptly notify the Indemnifying Party thereof in writing; provided, however, that no delay on the part of the Indemnified Party in notifying the Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party thereby is prejudiced.

(ii)           The Indemnifying Party shall have the right to defend the Indemnified Party against the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party so long as: (A) the Indemnifying Party notifies the Indemnified Party in writing within 15 days after the Indemnified Party has given notice of the Third Party Claim that the Indemnifying Party shall indemnify the Indemnified Party from and against the entirety of any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim; (B) the Indemnifying Party provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party shall have the financial resources to defend against the Third Party Claim and fulfill its indemnification obligations hereunder; (C) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief; (D) settlement of, or an adverse judgment with respect to, the Third Party Claim is not, in the good faith judgment of the Indemnified Party, likely to establish a precedential custom or practice materially adverse to the continuing business interests of the Indemnified Party; and (E) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently.

(iii)           So long as the Indemnifying Party is conducting the defense of the Third Party Claim in accordance with Section 8(d)(ii) above: (A) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim; (B) the Indemnified Party shall not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party, not to be withheld unreasonably, provided that the Indemnifying Party may withhold consent if such consent would require the Indemnifying Party to admit fraud or intentional wrongdoing; and (C) the Indemnifying Party shall not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party, not to be withheld unreasonably, provided that the Indemnified Party may withhold consent if such consent would require the Indemnified Party to admit fraud or intentional wrongdoing.

(iv)           If any of the conditions in Section 8(d)(ii) above is or becomes unsatisfied, however, (A) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim in any manner it reasonably may deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, the Indemnifying Party in connection therewith; provided, however, that if the Third Party Claim involves relief other than money damages only, the Indemnified Party shall not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party), (B) the Indemnifying Party shall reimburse the Indemnified Party promptly and periodically for the costs of defending against the Third Party Claim (including reasonable attorneys’ fees and expenses), and (C) the Indemnifying Party shall remain responsible for any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim to the fullest extent provided in this Section 8.

(e)           Determination of Adverse Consequences.  All indemnification payments under this Section 8 shall be deemed adjustments to the Purchase Price.

(f)           Other indemnification provisions.  The foregoing indemnification provisions are in addition to, and not in derogation of, any statutory, equitable, or common law remedy any Party may have for breach of representation, warranty, or covenant.

           9.           Termination.

(a)           Termination of Agreement.  Certain of the Parties may terminate this Agreement as provided below:

(i)           the Parties may terminate this Agreement by mutual written consent at any time prior to the Closing;

(ii)           the Buyer may terminate this Agreement by giving written notice to the Seller at any time prior to the Closing: (A) if the Seller has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, the Buyer has notified the Seller of the breach, and the breach has continued without cure for a period of 10 days after the notice of breach; or (B) if the Closing shall not have occurred on or before February 28, 2014, by reason of the failure of any condition precedent under Section 7(a) above (unless the failure results primarily from the Buyer breaching any representation, warranty, or covenant contained in this Agreement); and

(iii)           the Seller may terminate this Agreement by giving written notice to the Buyer at any time prior to the Closing: (A) if the Buyer has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, the Seller has notified the Buyer of the breach, and the breach has continued without cure for a period of 10 days after the notice of breach; or (B) if the Closing shall not have occurred on or before February 28, 2014, by reason of the failure of any condition precedent under Section 7(b) above (unless the failure results primarily from the Seller breaching any representation, warranty, or covenant contained in this Agreement).

(b)           Effect of termination.  If any Party terminates this Agreement pursuant to Section 9(a) above, all rights and obligations of the Parties hereunder shall terminate without any Liability of any Party to any other Party (except for any Liability of any Party then in breach).

           10.           Miscellaneous.

(a)           Press releases and public announcements.  No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement prior to the Closing without the prior written approval of the other Party; provided, however, that any Party may make any public disclosure it believes in good faith is required by Applicable Law or any listing or trading agreement concerning its publicly-traded securities (in which case the disclosing Party shall use its reasonable commercial efforts to advise the other Party prior to making the disclosure).

(b)           No third-party beneficiaries.  This Agreement shall not confer any rights or remedies upon any Person (including the employees of the Seller) other than the Parties and their respective successors and permitted assigns.

(c)           Entire agreement.  This Agreement (including the documents referred to herein) constitutes the entire agreement between the Parties and supersedes any prior understandings, agreements, or representations by or between the Parties, written or oral, to the extent they relate in any way to the subject matter hereof.  Neither Party is under any legal obligation to enter into or complete the transactions under this Agreement until this Agreement has been executed and delivered by both Parties.

(d)           Succession and assignment.  This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns.  No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Party; provided, however, that the Buyer may:  (i) assign any or all of its rights and interests hereunder to one or more of its Affiliates; and (ii) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases such Buyer shall continue to be responsible for the performance of the obligations so assigned).

(e)           Counterparts.  This Agreement may be executed in one or more counterparts (including by means of facsimile or electronic mail), each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

(f)           Headings.  The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

(g)           Notices.  All notices, requests, demands, claims, and other communications hereunder shall be in writing.  Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given: (i) when delivered personally to the recipient; (ii) one Business Day after being sent to the recipient by reputable overnight courier service (charges prepaid); (iii) one Business Day after being sent to the recipient by facsimile transmission or electronic mail; or (iv) four Business Days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid, and addressed to the intended recipient as set forth below:

If to the Seller:

Prior to December 1, 2013:

c/o Silicon Graphics International Corp.
46600 Landing Parkway
Freemont, California 94538
Attention: General Counsel
Telephone:  +1 510-933-8000

On or after December 1, 2013:

c/o Silicon Graphics International Corp.
900 North McCarthy Boulevard.
Milpitas, California 95035
Attention: General Counsel
Telephone:  +1 510-933-8000

If to the Buyer:

c/o Jabil Circuit, Inc.
10560 Dr. ML King Jr. Street North
St. Petersburg, Florida 33716
Attention: General Counsel
Telephone:  +1 727 577 9749
Facsimile:  +1 727 803-3415
E-mail:  JabilLegal@jabil.com

With copies to:

Holland & Knight, LLP
100 North Tampa Street
Suite 4100
Tampa, Florida 33602
Attention:  Chester E. Bacheller
Telephone:  +1 813 227 6431
Facsimile:  +1 813 229 0134
E-mail:  chet.bacheller@hklaw.com

Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

(h)           Governing law.  This Agreement shall be governed by and construed in accordance with the domestic laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.

(i)           Amendments and waivers.  No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Buyer and the Seller.  The Seller may consent to any such amendment at any time prior to the Closing with the prior authorization of its board of directors or stockholders.  No waiver by any Party of any provision of this Agreement or any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be valid unless the same shall be in writing and signed by the Party making such waiver nor shall such waiver be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such default, misrepresentation, or breach of warranty or covenant.

(j)           Severability.  Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

(k)           Expenses.  Except as otherwise specifically set forth in Sections 2(h) and 7(a), the Buyer and the Seller shall bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated by this Agreement.

(l)           Construction.  The Parties have participated jointly in the negotiation and drafting of this Agreement.  If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.  Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.  The word “including” shall mean including without limitation.  Except as otherwise provided in Section 3, nothing in the Seller Disclosure Schedule shall be deemed adequate to disclose an exception to a representation or warranty made herein unless such Disclosure Schedule specifically identifies the exception with particularity and describes the relevant facts in reasonable detail.  Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty has to do with the existence of the document or other item itself).  The Parties intend that each representation, warranty, and covenant contained herein shall have independent significance.  If any Party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) that the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, or covenant.

(m)           Incorporation of Exhibits and Schedules.  The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

(n)           Specific performance.  Each Party acknowledges and agrees that the other Party would be damaged irreparably in the event any provision of this Agreement is not performed in accordance with its specific terms or otherwise is breached, so that a Party shall be entitled to seek injunctive relief to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in addition to any other remedy to which such Party may be entitled, at law or in equity.  In particular, the Parties acknowledge that the Seller’s businesses is unique and recognize and affirm that in the event that the Seller breaches this Agreement, money damages would be inadequate and the Buyer would have no adequate remedy at law, so that the Buyer shall have the right, in addition to any other rights and remedies existing in its favor, to enforce its rights and the other Parties’ obligations hereunder not only by action for damages but also by action for specific performance, injunctive, and/or other equitable relief.

(o)           Submission to jurisdiction.  Each of the Parties submits to the jurisdiction of any state or federal court sitting in New York, in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court.  Each Party also agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court.  Each of the Parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety, or other security that might be required of any other Party with respect thereto.  Any Party may make service on the other Party by sending or delivering a copy of the process to the Party to be served at the address and in the manner provided for the giving of notices in Section 10(g) above.  Nothing in this Section 10(o), however, shall affect the right of any Party to serve legal process in any other manner permitted by law or in equity.  Each Party agrees that a final judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law or in equity.

[Signature Page to Follow]

IN WITNESS WHEREOF, the Parties have executed this Agreement effective as of the date first above written.

JABIL CIRCUIT, INC.

By: /s/ James C. Luginbill

Name: James C. Luginbill

Title: Vice President, Global Business Units

SILICON GRAPHICS INTERNATIONAL CORP.

By: /s/ Cassio Conceicao

Name: Cassio Conceicao

Title: Chief Operating Officer

[Signature Page to Asset Purchase Agreement]